Exhibit 5.1

January 10, 2014

Plug Power Inc.

968 Albany-Shaker Road

Latham, New York 12110

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated April 1, 2011 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (File No. 333-173268) (the “Registration Statement”) filed on April 1, 2011 by Plug Power Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was amended on April 8, 2011 and declared effective by the Commission on April 8, 2011. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on January 10, 2014 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 14,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) which includes 10,000,000 shares of Common Stock (the “Shares”) and warrants (the “Warrants”) to purchase up to 4,000,000 shares of Common Stock (the “Warrant Shares”) covered by the Registration Statement. The Shares and the Warrants are being sold to the underwriter named in, and pursuant to, an Underwriting Agreement between the Company and such underwriter, dated January 10, 2014 (the “Underwriting Agreement”). We understand that the Shares and the Warrants are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and the law of New York.

Based on the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Shares have been duly authorized and, when the price upon which the Shares are to be sold have been approved by or on behalf of the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and the Shares have been issued and delivered against payment in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

2. The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and the terms of the Warrants, will be valid and binding obligations of the Company under the law of New York. The Warrant Shares have been duly authorized, and when and if issued upon exercise of the Warrants in the manner described in the Registration Statement and in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP